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                                                                  Exhibit 13(ii)

                            ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of this 12th day of January, 1998, by and between The Monitor Funds, a Massachusetts business trust (the "Trust"), and The Huntington National Bank (the "Administrator"), a national banking association.

     WHEREAS, the Trust is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

     WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such portfolios of the Trust as the Trust and the Administrator may agree on ("Portfolios") and as listed on the schedules attached hereto ("Schedules") and made a part of this Agreement, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

     ARTICLE 1. Retention of the Administrator. The Trust hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

     The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

     ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations.
The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. The Administrator may appoint a sub-administrator to perform certain of the services to be performed by the Administrator hereunder, provided, however, that the Administrator is not relieved of its obligations to the Trust as set forth hereunder.

     The Administrator shall provide the Trust with administrative services, regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings
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but not Trustees' meetings that are not held at offices of the Administrator)
for handling the affairs of the Portfolios and such other services as the Trustees may, from time to time, reasonably request and the Administrator shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trust's Board of Trustees (the "Trustees"), the Administrator shall make reports to the Trustees concerning the performance of its obligations hereunder.

     Without limiting the generality of the foregoing, the Administrator shall:

     (a) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

     (b) assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements, and proxy materials;

     (c) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including tabulation process for shareholder meetings;

     (d) coordinate with Trust counsel the preparation and negotiation of, and administer, contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, and transfer agent;

     (e) maintain the Trust's general ledger and prepare the Trust's financial statements, including expense accruals and payments, determine the net asset value of the Trust's assets and of the Trust's shares, and supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to shareholders;

     (f) examine and review the operations and performance of the various organizations providing services to the Trust or any Portfolio of the Trust, including, without limitation, the Trust's investment adviser, distributor, custodian, transfer agent, outside legal Trust counsel and independent public accountants, and at the request of the Trustees, report to the Trustees on the performance of organizations;

     (g) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to shareholders;

     (h) provide administrative services as requested by the Trust from time to time;

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     (i)  assist with the design, development, and operation of the Trust, including new portfolio and class investment objectives, policies and structure;

     (j) provide (directly or through a sub-administrator) individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trustees;

     (k) advise the Trust and its Trustees on matters concerning the Trust and its affairs;

     (l) obtain (directly or through a sub-administrator) and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

     (m) monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

     (n) perform all administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

     (o) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable; and

     (p)  prepare the semi-annual report for the Trust on Form N-SAR;

     (q) monitor each Fund's compliance with the 1940 Act and the applicable investment policies set forth in the Trust's prospectuses and SAI; and

     (r) assist in the training and oversight of third parties used to perform any of the services described herein.

     The Administrator will perform other services for the Trust as agreed from time to time, including, but not limited to:performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator's out-of-pocket expenses.

     In the performance of its duties hereunder, the Administrator will comply with the provisions of the Declaration of Trust and the Bylaws of the Trust, will safeguard and promote the welfare of

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the Trust, and will comply with the policies that the Trustees may from time to time reasonably determine; provided that such policies are not in conflict with this Agreement, the Trust's governing documents, or any applicable statutes or regulations.

     ARTICLE 3.  Allocation of Charges and Expenses.

     (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

     (B) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the investment adviser to the Trust or any affiliated corporation of the Administrator or the Investment Adviser, the costs of Trustee's meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

     ARTICLE 4.  Compensation of the Administrator.

     (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in the Schedules. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     (B) Compensation from Transactions. The Trust hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11 (a) of the

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Securities Exchange Act of 1934, as amended (the "1934 Act") and Rule 11a2-2(T)
thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (a) (2) (iv).

     (C) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     ARTICLE 5. Standard of Care Limitation of Liability of the Administrator; Indemnification. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 7, the term "Administrator" shall include directors, officers, employees and other corporate agents of the Administrator as well as that corporation itself.)

     So long as the Administrator or its agents acts in good faith and with due diligence and without negligence, the Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Trust or any other service rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but good faith failure to do so in good faith shall not affect the rights hereunder.

     The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust

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does not elect to assume the defense of a suit, it will reimburse the
Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

     The Administrator may apply to the Trust at any time for instructions and may consult counsel or the independent accountants for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, or accountants, or other experts.

     Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

     ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

     ARTICLE 7. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its prior, present or potential Shareholders and relative to the Adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     ARTICLE 8. Equipment Failures. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect to such service interruptions if such reasonable steps are taken thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     ARTICLE 9. Compliance With Governmental Rules and Regulations. The Administrator undertakes to comply with all applicable requirements of the Securities Act of 1933, as amended,

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the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

     ARTICLE 10. Compliance With Year 2000. The Administrator warrants that all software code owned by or under the Administrator's control, used in the performance of the Administrator's obligations under this contract, will be Year 2000 compliant. For purposes of this Article, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to [a] date and data century recognition; [b] calculations which accommodate same- and multi- century formulas and date values; and [c] input/output of date values which reflect century dates. All changes described in this Article will be made at no additional cost to the Trust.

     ARTICLE 11. Duration of this Agreement. The Term of this Agreement shall be as specified in the Schedules.

     This Agreement shall not be assignable by either party without the written consent of the other party. As used in this paragraph, the term "assignment" shall be construed by reference to the term as defined and interpreted under the 1940 Act.

     The Administrator shall be entitled to collect from the Trust, in addition to any other compensation owing to the Administrator, the amount of all the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting termination as discussed in the Schedule to this Agreement, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination for a reasonable fee to be paid by the Trust, the Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

     ARTICLE 12. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     ARTICLE 13. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing

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such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

     ARTICLE 14. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 15. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at c/o Richard Stenberg, Senior Vice President, The Huntington National Bank, 41 S. High Street, 11th Floor, Columbus, Ohio 43287Kevin P. Robins, General Counsel, SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087; and if to the Administrator at c/o Richard Stenberg, Senior Vice President, The Huntington National Bank, 41 S. High Street, 11th Floor, Columbus, Ohio 43287.

     ARTICLE 16. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 17. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 18. Limitation of Liability. The Administrator is hereby expressly put on notice of the limitation of liability as set forth in Article IV of the Trust's Declaration of Trust and agrees that the obligations pursuant to this Agreement of a particular Portfolio and of the Trust with respect to that Portfolio shall be limited solely to the assets of that Portfolio, and the Administrator shall not seek satisfaction of any such obligation from any other Portfolio, the shareholders of any Portfolio, the Trustees, officers, employees or agents of the Trust, or any of them.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


THE MONITOR FUNDS

[NAME OF TRUST]

By: _______________________   Attest: _________________

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Name:
Title:


THE HUNTINGTON NATIONAL BANK


By: _______________________   Attest: _________________
Name:
Title:

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                                    SCHEDULE
                        TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF JANUARY 12, 1998
                                    BETWEEN
                               THE MONITOR FUNDS
                                      AND
                          THE HUNTINGTON NATIONAL BANK

Portfolios:    This Agreement shall apply to all Portfolios of the Trust, either now in the future created. The following is a listing of the current portfolios of the Trust: Money Market Fund, Ohio
               Municipal Money Market Fund, U.S. Treasury Securities Money
               Market Fund, Fixed Income Securities Fund, Growth Fund, Income
               Equity Fund, Mortgage Securities Fund, Short/Intermediate
               TermFixed Income Securities Fund, Ohio Tax Free Fund, Michigan
               Tax-Free Fund and Intermediate Government Income Fund
               (collectively, the "Portfolios").

Fees: Pursuant to Article 46, Section A, the Trust shall pay the Administrator compensation for services rendered to the Portfolios at an annual rate, which is calculated daily and paid monthly, at a maximum administrative fee equal to 0.11% of each Portfolios' average daily net assets.

Term: Pursuant to Article 10, the term of this Agreement shall commence on January 12, 1998 December and shall remain in effect through January 12, 2000 ("Initial Term"). This Agreement shall continue in effect for successive periods of one years after the Initial Term, unless terminated by either party, with or without cause, on not less than 60 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.

In addition, the Trust may terminate this Agreement immediately upon:

     (i) the issuance of a final judgment by a court of competent jurisdiction or of a final order by the Securities and Exchange Commission, which judgment or order holds that the Administrator has committed a felony or a misdemeanor involving the purchase or sale of any security, or arising out of its conduct as an administrator, a distributor, or an affiliate of an investment company;

     (ii) the dissolution or liquidation of the Administrator or other cessation of its business other than a reorganization or recapitalization of the Administrator as an ongoing business; or

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     (iii) [a] the authorization of commencement of a voluntary case regarding the Administrator under Title 11 of the United States Code, as from time to time amended, or any other applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; [b] consent to or acquiescence in any involuntary case under such Title 11 or other such law; or [c] the commencement of any involuntary case under such Title 11 or other such law, which case is not dismissed within 30 days after the filing thereof.

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